Exhibit 23.3

2100 ROSS AVENUE SUITE 600 DALLAS, TEXAS 75201 PHONE (214) 754-7080 FAX (214)754-7092

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, Haas Petroleum Engineering Services, Inc. hereby consents to all references to our firm included in or made a part of the EXCO Resources, Inc. Annual Report on Form 10-K for the year ended December 31, 2011 and further consents to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-159930, 333-156086, 333-132551, 333-133481, 333-146376 and 333-177900) and on Form S-3 (Nos. 333-166131 and 333-169253) of EXCO Resources, Inc. of information from our reserve report dated January 26, 2012 on the estimated oil and natural gas reserve quantities of EXCO Resources, Inc. and its consolidated subsidiaries presented as of December 31, 2011.

/s/ Haas Petroleum Engineering Services, Inc.
Haas Petroleum Engineering Services, Inc.

Dallas, Texas February 22, 2012